Exhibit 99.1

Plug Power Reports Largest Revenue Quarter in the Company’s History $144 Million in Q3 2021 Revenue, Up 34% Year over Year

Raising Revenue Guidance for 2022 given acquisitions and commercial traction to $900 Million - $925 Million

Continued to Expand Green Hydrogen Generation Network Across North America while Forming Strategic Partnerships in Europe and Asia Pacific

●	Hosted 3rd Annual Plug Power Symposium: Attracting over 5,000 attendees and dozens of global speakers, showcasing strategic priorities in green hydrogen ecosystem, market expansion, gigafactory and establishing 2025 guidance of $3 billion in annual revenue

●	Expansion of Green Hydrogen Generation network across North America: Announced plans to build a 30 tons-per-day green hydrogen plant in Fresno, California which would be the largest facility of its kind on the West Coast. This property joins our state-of-the-art green hydrogen production facilities under development in Georgia, New York and other locations to meet our goal of supplying 500 tons-per-day of liquid green hydrogen by 2025

●	Material handling business remains robust: Already added five pedestal customers well ahead of target with continued discussion to add more pedestal customers in both the US and Europe

●	Announced two joint ventures in Asia-Pacific: Finalized JV with SK E&S designed to accelerate the use of hydrogen as an alternative energy source in Asian markets; announced planned JV with Fortescue Future Industries to build a gigafactory in Queensland, Australia. With SK JV, we expect to see meaningful growth in our stationary product business and this product platform can be leveraged on a global basis for both stationary and data center applications

●	Announced Partnership with Lhyfe for the development of green hydrogen plants throughout Europe and launched EU headquarters in Germany

●	Announced initiatives to expand development of Green Hydrogen Infrastructure: Including partnership with Phillips 66 and Airbus

●	Unveiled the first HYVIA Hydrogen Renault Master Van, as part of a joint venture with Renault Group to target 30% market share in hydrogen powered light commercial vehicles in Europe by 2030

●	Announced Two of the Largest Acquisitions to date: Signed definitive agreement to acquire both Applied Cryo Technologies and Frames Group

Recap of the Third Quarter Financials

Plug Power shipped 4,559 GenDrive units and had revenue associated with 16 hydrogen infrastructure systems for the third quarter 2021 compared to 3,709 GenDrive units and 13 hydrogen infrastructure systems in the third quarter 2020. Net revenue for this quarter was $143.9 million compared to $107.0 million for the third quarter of 2020.

As highlighted in our second quarter investor letter, gross margin has remained under pressure driven by multiple factors including elevated fuel, service, and product costs. Product and service costs stem in part from the COVID-19 related impact to the global supply chain. The COVID-19 related costs primarily stemmed from freight and material costs given the global impact on the transit industry, and higher labor costs given staffing and coverage issues; We expect these trends will continue into the year end of 2021 but begin to abate as the global crisis subsides.

Given the continued service platform progression, we expect to see improvement in service margin run rates materializing in 2022 with potential to reduce service costs on a per unit basis by 30% in the next 12 months and 45% by the end of 2023. We also expect margin trends to improve in our fuel business in 2022 with breakeven margin by 2023 as our green hydrogen plants come on line in the second half of 2022. We expect fuel margin to be in line with overall corporate target of >30% gross margin by 2024 as we see the full benefit of internal production and continued build out of our green hydrogen generation network. In addition to these initiatives, Plug continues to drive cost downs on its products, and we expect the recent acquisitions will be gross margin accretive in 2022 stemming from both incremental sales and synergies on existing products.

As highlighted in our last earnings call, margins in the fuel business continue to remain under pressure in the near term, further reinforcing our strategy of vertical integration and building out our green hydrogen generation network. While reported margin improved meaningfully on a sequential basis in Q3 from Q2, gross margin in the fuel business was essentially flat over the same time period, after excluding one-time charges from Q2. The sequentially flat margin was a result of a decrease in average molecule costs of 5%, offset by increases in delivery costs associated with us supporting customers’ mission critical applications by utilizing our high pressure tube trailer fleet, as well as liquid tankers to pick up hydrogen from one of our key suppliers. We worked closely with our key supplier to move hydrogen molecules from different locations as they were going through planned outages in certain locations. As we have consistently highlighted, key dynamics in the industry remain more of a logistics challenge, rather than the availability of hydrogen molecules. In light of these industry dynamics, we have continued to add more delivery assets (both gaseous and liquid) and drivers, with a core goal in mind to never allow a customer to have disruption in its on-site operations. Our additional delivery assets and resources help the entire liquid hydrogen industry, including our customers and even our suppliers. In line with this strategic initiative, we recently announced that we entered into a definitive agreement to acquire Applied Cryogenic Technologies, Inc., which is expected to bolster and accelerate our delivery capabilities going forward.

This margin trend is expected to remain under pressure until the end of the year, largely impacted by increases in natural gas prices. We are working with our key supplier to find a mutually beneficial solution to navigate these market-based pricing pressures. We recently completed our Tennessee plant expansion to 10 tons per day, which is over a 50% capacity expansion. This expansion is expected to have a meaningful positive impact on costs in 2022 and beyond. The current pricing of grey hydrogen in the market, further highlights the attractiveness of the pricing of our future green hydrogen offering. In addition, we expect our first-of-a-kind, force majeure resilient green hydrogen generation and delivery network to help the entire hydrogen industry manage through many force majeure events we have seen in recent years. With recently added capacity by our key supplier in Texas and new capacity coming online by another supplier in Nevada, we believe our ability to move hydrogen molecules from their various locations will help support continued growth of fuel cell applications well beyond 2022.

Looking forward to 2022, we expect a decrease in average molecule costs in Q1 vs Q4 ’21 of 5% and continued decline throughout the year with Q4 2022 hydrogen costs being over 20% lower than Q4 2021. We expect fuel margins to break even by 2023 as we continue to work with strategic suppliers and multiple green hydrogen plants come online. In addition, as we continue to grow our logistics capabilities, this will help better manage delivery of hydrogen at our customers sites which should see significant improvement in fuel efficiency. By 2024, we expect our fuel business to start generating cash flow and approaching corporate margin targets with potential for upside as we continue to expand our green hydrogen network.

On the service front, there are several key actions being implemented beginning in Q4 2021 to improve the reliability of our fuel cell systems and service cost. These actions include retrofitting high usage customer sites with our upgraded stack technology as well as implementing several system power improvements to increase fuel cell stack life and software solutions across the fleet that will ensure optimized operating conditions for our fuel cells.

The first near-term action will be to execute a one-time upgrade at 10 of the highest demand sites to our latest system design. This retrofit will employ the same modern system architecture and stack technology that is currently being utilized for our highest volume Gen Drive order picker application manufactured for our 2021 and 2022 deployments. Released for production in May 2020, this modern system architecture was designed to meet increasing demands of the market and is currently operating at 92 sites with over 5 million operating hours of experience. The technology has been field demonstrated to achieve more than 2X stack life, therefore reducing service cost of parts and labor over the prior year's technology. In addition to the new 2021 sites, we have also retrofitted this technology in an operating site and have reduced the service cost by over 50% over the last 18 months. It is expected that the retrofits will be completed at the 10 locations by the end of Q2 2022. This upgrade will not only reduce our costs to service the equipment but will further enhance the value of our offering by improving customer throughput and productivity.

In addition to the system retrofit program, system power and software improvements are planned for Q1 and Q2 for the fleet. These enhancements are expected to increase capacity and life of GenDrive system components and will be designed to be drop-in replacements, or in the case of software, to be remotely upgraded across the fleet. These fleetwide software updates and component level enhancements will also be incorporated into our new unit 2022 build plans, further reducing overall cost-per-unit incurred in the field.

With these steps, Plug Power expects to reduce its services costs on a per-unit basis by 30% in the next 12 months and by 45% by the end of 2023. In addition to the near-term activities, the Plug Reliability and Platform Engineering team is continuously developing next generation technology and improvements to meet customer needs and reduce lifecycle cost. Plug Power’s unparalleled fleet operating experience in various applications in material handling, as well as our focused effort on continuous technology enhancements, should reduce total cost of ownership and achieve profitable growth beyond 2023. These will continue to improve our customers' productivity, further supporting the change from lead acid batteries to Hydrogen Fuel Cell technology.

Plug Power Expands North American Green Hydrogen Supply Network to California

In the third quarter, we announced the location of Plug Power’s green hydrogen plant in Fresno, California, the largest ever on the West Coast, with plans to produce 30 metric tons of liquid green hydrogen daily and serve customers from San Diego to Vancouver.

The California plant joins the company’s growing national network of state-of-the-art green hydrogen production facilities under development in:

●	Camden County, GA, which is expected to produce 15 tons per day of liquid green hydrogen using 100% renewable energy and serve customers in the southeastern United States. It is expected to be on line in the summer of 2022

●	Western New York, at the New York Science, Technology and Advanced Manufacturing Park (STAMP) site. We expect this plant will be North America’s largest green hydrogen production facility with an initial production of 45 metric tons per day of green liquid hydrogen

The California green hydrogen plant announcement is in line with Plug Power’s previously announced development roadmap, which targets having 500 tons per day of green hydrogen generation capacity by 2025 and 1,000 tons per day globally by 2028. As previously highlighted all four liquid green hydrogen plants are expected to be online by year-end 2022, including our existing Tennessee plant. These new green hydrogen plants will become part of Plug Power’s hydrogen supply network that we expect to grow to 13 plants by year-end 2025. We are on track to build the first of its kind force-majeure resilient green hydrogen generation network in North America with a core focus on making green hydrogen economical and ubiquitous.

Expanding Global Footprint to Asia Pacific

Immediately following the close of the third quarter, the company advanced plans for expansion in Asia Pacific via two significant joint ventures. The first joint venture was with SK E&S, part of South Korea’s SK Group, which will work alongside Plug Power in the years ahead to provide hydrogen fuel cell systems, hydrogen fueling stations, electrolyzers and green hydrogen to the Korean and other Asian markets. The JV plans to build a gigafactory in a key metropolitan area in South Korea by 2024, with mass capacity for hydrogen fuel cells and electrolyzer systems.

Building on our Asia Pacific success, Plug Power also announced the planned 50-50 JV with Fortescue Future Industries (FFI). As part of this agreement, the two companies plan to build a gigafactory in Queensland, Australia to produce large-scale proton exchange membrane (PEM) electrolyzers, with the ability to expand into fuel cell systems and other hydrogen-related refueling and storage infrastructure in the future.

Building Europe’s Green Hydrogen Ecosystem

As part of Plug Power’s ambitious plan to replicate our North American success in Europe, we announced a new European headquarters in the third quarter. This 70,000 square foot facility is located in North Rhine-Westphalia in Germany and will house an innovation center with engineering labs; a monitoring, diagnostics and technical support center; a green hydrogen generator with an electrolyzer infrastructure; a shipping and logistics center; and finally, a training space for Plug Power’s growing European staff.

Plug Power forged a partnership with Lhyfe, a producer and supplier of renewable and ecological hydrogen, to jointly pursue and develop green hydrogen generation plants throughout Europe. The initiative seeks to generate a total hydrogen capacity of 300MW by 2025 and to start development of a 1GW production site.

The agreement between Plug Power and Lhyfe builds upon the working relationship already established between the two companies earlier in 2021. Plug Power’s hydrogen electrolyzer technology is expected to provide 1MW of capacity to the world’s first offshore hydrogen production facility, developed by Lhyfe and powered by electricity from a floating wind turbine off the coast of Le Croisic, at SEM-REV, Centrale Nantes’ offshore test site, which is expected to be operational by 2022.

Plug Power and Acciona are in the final stages of incorporating the new Joint Venture entity and expect all the standard procedural work to be completed in November 2021. Both parties are already working on identifying sites to build two 15 tons-per-day plants over the next several years.

Historic Partnership with Airbus

During the third quarter, Plug Power signed a historic partnership with Airbus to study the feasibility of bringing green hydrogen to future aircraft and airports worldwide. Initial studies are planned at an airport in the United States.

As part of its ambitious goal of bringing zero-emission aircraft to market by 2035, Airbus has identified green hydrogen as one of the most promising options to decarbonize air travel and will be working closely with Plug Power on a study and feasibility roadmap that could ultimately deliver green hydrogen to aircraft and airport ecosystems throughout the world.

Expanding Green Hydrogen Partnership

Plug Power announced a collaboration with Phillips 66 (NYSE: PSX) to scale green hydrogen throughout industrial and mobility sectors, while advancing development of key hydrogen infrastructure and fueling capabilities. Phillips 66, which has 13 wholly owned and joint venture refineries in the U.S. and Europe, owns extensive hydrogen-related infrastructure and uses hydrogen in the manufacturing of transportation fuels.

As part of this agreement, the companies will explore ways to deploy Plug Power’s technology within Phillips 66’s operations, leveraging Plug Power’s experience as a full value chain provider within the hydrogen economy. Plug Power will benefit from Phillips 66’s capabilities as a developer of large-scale energy infrastructure, operator of industrial-scale hydrogen production facilities, and presence in the fuels marketing segment in the U.S. and Europe.

The companies’ memorandum of understanding provides a framework for working together on three key objectives:

●	integrating and scaling low-carbon hydrogen in the industrial sector;

●	advancing hydrogen fueling opportunities for the mobility sector; and

●	developing hydrogen-related infrastructure to support the build-out of the hydrogen value chain.

Announced Definitive Agreement for Two Strategic Acquisitions:

Applied Cryo Technologies and Frames Group

Applied Cryo Tech. (ACT) is a leading provider of technology, equipment and services for the transportation, storage and distribution of liquefied hydrogen, oxygen, argon, nitrogen and other cryogenic gases. We expect the transaction to close by the end of November 2021.

The acquisition of ACT is expected to provide Plug Power with a host of efficiencies and capabilities, helping drive the cost of hydrogen infrastructure and logistics network lower. These include:

●	liquid hydrogen delivery network and fleet;

●	liquid hydrogen storage; and

●	hydrogen mobility fueling, which is particularly important for ports.

Frames Group is a world leader in process and systems integration serving the energy sector. The two companies began working together in 2017, when Frames Group acted as system integrator to Plug Power’s stack technology for electrolysis.

With the acquisition, which is subject to customary conditions and is expected to be completed by year-end 2021, Plug Power will expand its engineering and systems integration capabilities, which will enable the company to deliver electrolyzer solutions of all sizes. Frames’ capabilities in process and systems integrations – and their existing network of contract manufacturing and suppliers – is expected to accelerate Plug’s ability to deliver safe, reliable and competitive electrolyzer solutions globally.

As Plug Power continues to develop its electrolyzer solutions at scale, as well as large stationary power solutions, it plans to leverage Frames’ experience in large-scale gas treatment and separation, water treatment and purification. In addition to the complementary technology fit, Frames’ strong customer relationships in the energy sector, both onshore and offshore, is expected to increase Plug Power’s reach into a customer segment that is looking for partners addressing the challenges of energy transition.

Through the acquisition of the Frames Group and its 300 employees, Plug Power is expected to continue to increase its international footprint, particularly in Europe and India.

Summary of the 2021 Plug Symposium

Plug Power held its third annual Plug Symposium, “Here Comes Green Hydrogen”, virtually on October 14, 2021. A video of the 2021 Plug Symposium can be found via this link, and the Symposium slide deck is available on the company’s website here.

Plug Power set the tone for this powerful day of discussions by highlighting the fact that Plug Power has successfully achieved our vision of creating the industry’s only complete, end-to-end green hydrogen ecosystem, one that provides everything from hydrogen production, powered by renewables, to storage and transportation. This ecosystem now extends across North America and is making strong inroads in Europe and Asia Pacific.

Highlights from the 2021 Symposium include:

●	Establishing long-term 2025 guidance of $3 billion in annual revenue

●	Increasing 2022 revenue guidance; now $900-925 million, >80% growth over 2021

●	Executing a definitive agreement to acquire Applied Cryo Technologies

●	Announcing partnership with Fortescue Future Industries for a 50-50 joint venture to build a gigafactory in Queensland, Australia

●	Unveiling HyVia hydrogen fuel cell-powered van prototype in North America, highlighted in remarks from Luca de Meo, CEO of Renault Group, Plug Power JV partner

●	Confirming plan for 500 tons per day of liquid green hydrogen generation capacity by the end of 2025, which will include installing 13 green hydrogen plants by the end of 2025

●	Projecting ambitious electrolyzer sales of over 100 megawatts (MW) by 2022, which is expected to generate 50 tons per day of green hydrogen

●	Targeting three new markets with the ProGen Platform -- trucks, planes and data centers – in the years ahead

●	Visionaries from across the industry, who are collaborating with Plug Power, spoke about the decarbonized future, including leaders from Microsoft, Acciona, Snam, FiveT Hydrogen, Williams and Fortescue Metals Group

●	Political leaders spoke to Plug Power’s important role in building a greener, cleaner world, including Senator Chuck Schumer, Congressman Joe Morelli, Representative Paul Tonko and EU Director General Mobility and Transportation Henrik Hololei

Green Hydrogen Horizons -- Looking Forward

Plug Power remains focused on, and is continuing to execute against, its four top priorities:

●	Accelerate expansion in our green hydrogen generation business, as evidenced by the development of multiple green hydrogen plants

●	Successfully launch JVs with Renault, SK Group, Acciona and Fortescue Industries, providing a global footprint as well as expanding our offerings into stationary and mobility markets

●	Continue to expand via partnerships, joint ventures, and acquisitions in the hydrogen ecosystem, as evidenced by initiatives with Philips 66, Airbus and Lhyfe

●	Expand customer relationships across all businesses with continued strong growth in the material handling business to achieve $900M - $925M in revenues in 2022

Again, we would like to thank our employees for their hard work and look forward to updating you all in the next call.

Be well,

Conference Call Information

A conference call will be held today, November 9, 2021.

●	Time: 4:30 pm ET

●	Toll-free: 800-942-2493; 212-271-4651

●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1510051&tp_key=525497cacf

The webcast can also be accessed directly from the Plug Power homepage (www.plugpower.com). A playback of the call will be available online for a period following the call.

About Plug Power Inc.

Plug Power is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while meeting sustainability goals.

Plug Power created the first commercially viable market for hydrogen fuel cell technology. As a result, the Company has deployed over 50,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug Power delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs.

Plug Power’s vertically-integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, Ikea, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers. www.plugpower.com.

Cautionary Note on Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. ("Plug"), including but not limited to statements about Plug's expectation regarding its revenue in 2022 and 2025; expectation regarding its planned acquisitions of Applied Cryo Technologies and Frames Group, including the expected timing and benefits of such acquisitions; plans to accelerate the expansion in green hydrogen generation business with the development of multiple green hydrogen plants; plans to build a green hydrogen plant in California and expectation regarding the size of the facility and green hydrogen production; projections of over 100 MW of electrolyzer sales by 2022 and the expectation that it will generate 50 tons per day of green hydrogen; plans to produce 500 tons per day of liquid green hydrogen by 2025 and 1,000 tons per day by 2028, and to have four liquid green hydrogen plants online by end of 2022; plans to grow its hydrogen supply network to thirteen plants by end of 2025; plans to target three new markets with the ProGen Platform: trucks, planes and data centers; plans to add pedestal customers in the United State and Europe; expectation that its joint ventures with Renault, SK Group, Acciona and Fortescue Industries will be successful in providing a global footprint as well as expanding its offerings into stationary and mobility markets; plans to build a gigafactory in South Korea and Queensland, Australia; expectation regarding its planned partnerships with Lhyfe, Phillips 66 and Airbus; plans to expand into Europe with a partnership with Lhyfe and generate total hydrogen capacity of 300MW by 2025 and develop a 1GW production site, including the expectation that its hydrogen electrolyzer technology will provide 1 MW of capacity to the world’s first offshore hydrogen production facility powered by electricity from a floating wind turbine by 2022; plans to complete procedural work with Acconia by mid-November 2021 and identify sites to build two 15 tons per day plants; partnership with Airbus to bring zero-emission aircraft to market by 2035; collaboration with Phillips 66 and the expectation that it will benefit from Phillips 66’s capabilities to scale green hydrogen and advance development of infrastructure and fueling capabilities; expectation regarding targeting 30% of the market share in hydrogen powered light commercial vehicles in Europe by 2030; belief that trends in the transit industry and labor staffing and coverage issues will continue through 2021 but begin abating with the global crisis; expectation in improvement in service margin run rates and fuel business in 2022 and 2023; expectation that its recent acquisitions will be gross margin accretive in 2022; expectation that delivery logistics will remain under pressure through 2021; the expected impact of its expansion of the Tennessee plant and capacity, and its ability to support the growth of fuel cell applications; expectation regarding its green hydrogen generation and delivery network to help manage force majeure events; expectation of a decrease in average molecule costs and hydrogen costs; expectation that fuel margins will break even by 2023, fuel efficiency will improve with growing logistic capabilities and its fuel business will generate cash flow by 2024; plans to retrofit customer sites with upgraded stack technology and implement improvements to improve fuel cell systems and service cost, the expected timing of the retrofit completion and software improvements, and their expected impact, including a reduction in service costs in 2022 and 2023; expectation that its fleet operating experience in various applications in material handling and continuous technology enhancements will reduce total cost of ownership and achieve profitable growth; and plans to increase its international footprint in Europe and India. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Plug Power Investor Contact

Roberto Friedlander

investors@plugpower.com

Plug Power Media Contact

Caitlin Coffee Allison+Partners

(312) 635-8204

PlugPR@allisonpr.com

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share and per share amounts)

 (Unaudited)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$3,371,962	$1,312,404
Restricted cash	90,688	64,041
Available-for-sale securities, at fair value (amortized cost $756,841 and allowance for credit losses of $0 at September 30, 2021)	752,766	—
Equity securities	147,649	—
Accounts receivable	132,370	43,041
Inventory	229,814	139,386
Prepaid expenses and other current assets	62,746	44,324
Total current assets	4,787,995	1,603,196

Restricted cash	390,542	257,839
Property, plant, and equipment, net	169,586	74,549
Right of use assets related to finance leases, net	22,039	5,724
Right of use assets related to operating leases, net	167,907	117,016
Equipment related to power purchase agreements and fuel delivered to customers, net	78,711	75,807
Goodwill	71,856	72,387
Intangible assets, net	37,644	39,251
Other assets	13,820	5,513
Total assets	$5,740,100	$2,251,282

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$68,378	50,198
Accrued expenses	52,645	46,083
Deferred revenue	35,463	23,275
Operating lease liabilities	23,284	14,314
Finance lease liabilities	2,758	903
Finance obligations	35,595	32,717
Current portion of long-term debt	23,491	25,389
Other current liabilities	28,329	29,487
Total current liabilities	269,943	222,366

Deferred revenue	63,402	32,944
Operating lease liabilities	139,400	99,624
Finance lease liabilities	17,027	4,493
Finance obligations	172,242	148,836
Convertible senior notes, net	192,320	85,640
Long-term debt	123,764	150,013
Other liabilities	55,113	40,447
Total liabilities	1,033,211	784,363

Stockholders’ equity:
Common stock, $0.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 593,077,995 at September 30, 2021 and 473,977,469 at December 31, 2020	5,930	4,740
Additional paid-in capital	6,978,454	3,446,650
Accumulated other comprehensive (loss) gain	(2,338)	2,451
Accumulated deficit	(2,203,989)	(1,946,488)
Less common stock in treasury: 17,032,648 at September 30, 2021 and 15,926,068 at December 31, 2020	(71,168)	(40,434)
Total stockholders’ equity	4,706,889	1,466,919
Total liabilities and stockholders’ equity	5,740,100	2,251,282

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

 (In thousands, except share and per share amounts)

 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net revenue:
Sales of fuel cell systems and related infrastructure	$115,999	$83,662	$262,049	$151,876
Services performed on fuel cell systems and related infrastructure	6,677	6,829	18,397	19,586
Power Purchase Agreements	9,321	6,629	25,508	19,629
Fuel delivered to customers	11,556	9,831	33,804	24,536
Other	369	97	679	235
Net revenue	143,922	107,048	340,437	215,862
Cost of revenue:
Sales of fuel cell systems and related infrastructure	89,235	69,428	198,122	117,290
Services performed on fuel cell systems and related infrastructure	18,697	9,180	47,258	27,300
Provision for loss contracts related to service	7,462	25,147	15,641	25,948
Power Purchase Agreements	31,199	14,744	71,776	44,019
Fuel delivered to customers	27,857	17,002	90,331	39,332
Other	550	131	856	275
Total cost of revenue	175,000	135,632	423,984	254,164

Gross loss	(31,078)	(28,584)	(83,547)	(38,302)

Operating expenses:
Research and development	16,634	7,386	37,623	17,033
Selling, general and administrative	42,421	17,210	106,652	49,963
Change in fair value of contingent consideration	8,530	1,130	8,760	1,130
Total operating expenses	67,585	25,726	153,035	68,126

Operating loss	(98,663)	(54,310)	(236,582)	(106,428)

Interest	(5,361)	(17,248)	(27,895)	(42,407)
Other expense, net	(50)	(303)	(318)	(452)
Realized loss on investments, net	(254)	—	(236)	—
Change in fair value of equity securities	(607)	—	(284)	—
Gain on extinguishment of debt	—	—	—	13,222
Loss on equity method investments	(1,736)	—	(1,736)	—

Loss before income taxes	(106,671)	(71,861)	(267,051)	(136,065)

Income tax benefit	—	6,644	—	24,015

Net loss attributable to the Company	$(106,671)	$(65,217)	$(267,051)	$(112,050)

Preferred stock dividends declared	—	—	—	(26)

Net loss attributable to common stockholders	$(106,671)	(65,217)	$(267,051)	(112,076)

Net loss per share:
Basic and diluted	$(0.19)	(0.18)	$(0.48)	(0.34)

Weighted average number of common stock outstanding	574,520,806	371,010,544	551,894,779	330,949,265

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

 (In thousands)

 (Unaudited)

	Nine months ended
	September 30,
	2021	2020
Operating Activities
Net loss attributable to the Company	$(267,051)	$(112,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	15,903	9,860
Amortization of intangible assets	1,095	835
Stock-based compensation	34,813	9,258
Gain on extinguishment of debt	—	(13,222)
Amortization of debt issuance costs and discount on convertible senior notes	2,371	12,183
Provision for common stock warrants	4,746	25,198
Income tax benefit	—	(24,015)
Impairment of long-lived assets	1,329	—
Loss on service contracts	9,586	25,110
Fair value adjustment to contingent consideration	(8,760)	1,130
Net realized loss on investments	236	—
Lease origination costs	(7,889)	—
Change in fair value for equity securities	284	—
Loss on equity method investments	1,736	—
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	(89,329)	(86,056)
Inventory	(90,428)	(57,615)
Prepaid expenses, and other assets	(28,465)	(4,956)
Accounts payable, accrued expenses, and other liabilities	28,992	41,125
Deferred revenue	42,330	16,709
Net cash used in operating activities	(348,501)	(156,506)

Investing Activities
Purchases of property, plant and equipment	(91,384)	(11,265)
Purchase of intangible assets	—	(1,638)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(17,900)	(13,699)
Purchase of available-for-sale securities	(1,862,951)	—
Proceeds from sales and maturities of available-for-sale securities	1,105,874	—
Proceeds from sales of equity securities	21,780	—
Purchase of equity securities	(169,713)	—
Net cash paid for acquisition	—	(45,113)
Net cash used in investing activities	(1,014,294)	(71,715)

Financing Activities
Proceeds from exercise of warrants, net of transaction costs	15,445	—
Proceeds from public and private offerings, net of transaction costs	3,587,830	344,398
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(30,734)	(9,218)
Proceeds from exercise of stock options	5,316	32,553
Proceeds from issuance of convertible senior notes, net	—	205,098
Repurchase of convertible senior notes	—	(90,238)
Purchase of capped calls and common stock forward	—	(16,253)
Proceeds from termination of capped calls	—	24,158
Principal payments on long-term debt	(29,129)	(27,845)
Proceeds from long-term debt, net	—	99,000
Repayments of finance obligations and finance leases	(20,413)	(19,038)
Proceeds from finance obligations	53,447	47,568
Net cash provided by financing activities	3,581,762	590,183
Effect of exchange rate changes on cash	(59)	(90)
Increase in cash, cash equivalents and restricted cash	2,218,908	361,872
Cash, cash equivalents, and restricted cash beginning of period	1,634,284	369,500
Cash, cash equivalents, and restricted cash end of period	$3,853,192	731,372

Supplemental disclosure of cash flow information
Cash paid for interest, net capitalized interest of $2.6 million	$10,341	16,975

Summary of non-cash activity
Recognition of right of use asset - finance leases	$16,961	$—
Recognition of right of use asset - operating leases	65,083	25,857
Conversion of preferred stock to common stock	—	43,058
Conversion of convertible senior notes to common stock	15,345	—
Accrued purchase of fixed assets, cash to be paid in subsequent period	8,832	—